UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 26, 2009

MGP Ingredients, Inc.

(Exact name of registrant as specified in its charter)

KANSAS	0-17196	48-0531200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Commercial Street

Box 130

Atchison, Kansas 66002

(Address of principal executive offices) (Zip Code)

(913) 367-1480

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement

(a)           Reference is made to Note 4 of our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and to Note 2 of our Notes to Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the period ended December 31, 2008 for a description of our Credit Agreement.

As previously reported, on December 19, 2008, our lenders agreed to a Third Amendment to the Credit Agreement which permitted us, on a temporary basis, to obtain loans and other credit extensions under the Credit Agreement in amounts in excess of our borrowing base. Until January 30, 2009, we were permitted to  obtain credit extensions of $3 million over the borrowing base;  thereafter, until February 26, 2009, we were permitted to obtain credit extensions of $1.5 million over the borrowing base; and thereafter we were permitted to obtain credit extensions of $500,000 over the borrowing base. Also as previously reported, (i) on February 27, 2009, our lenders agreed to a Fourth Amendment to the Credit Agreement which extended the forbearance period under the Credit Agreement and the February 26, 2009 over advance step-down referred to above to March 13, 2009, and on  March 13, 2009, our lenders agreed to a Fifth Amendment to the Credit Agreement which extended the forbearance period under the Credit Agreement and the over advance step-down date referred to above to March 27, 2009.

On March 26, 2009, our lenders agreed to a Sixth Amendment to our Credit Agreement, which extends the termination date of the Senior Credit Facility to September 3 , 2009,  but steps down  the lenders’ commitment under the Credit Agreement as follows;

•                  $33.5 million to April 30, 2009;

•                  $25 million from May 1 to July 16, 2009; and

•                  $7.5 million from July 17, 2009 to September 3, 2009.

The lenders’ commitment and the Company’s borrowing base as of any date will also be  reduced by 70% of the net proceeds of any asset sale or debt or equity issue (other than proposed loans aggregating approximately $6.4 million from the Cloud L. Cray Jr. Trust, the Bank of Atchison and Exchange National Bank & Trust).  Until April 1, 2009, the borrowing base will be increased by an over advance amount of $3.5 million, reduced by the amount (but not below zero) of the foregoing loans.  After April 1, the over advance amount will be zero. As of March 26, 2009, after giving effect to the Sixth Amendment,  the amount available to us under our Credit Agreement (taking into account the over advance amount) was $28,344,958 and the amount of our outstanding borrowings under the Credit Agreement was $26,691,207.

The Sixth Amendment imposes new covenants on us, including the following:

•                  We must close on the Cray Trust  and Bank of Atchison loans by April 1 and on the Exchange National Bank  loan by April 15;

•                  We must meet weekly cumulative cash flow projections which we provided to the bank; generally, this covenant requires that our cumulative weekly cash flow not vary negatively from our projected cash flow presented to our lenders by an amount that exceeds the greater of 10% of the cumulative projected cash flow at the end of any week or $200,000; and

•                  By June 15, 2009, we must have received either a:

•                  Written commitment letter or agreement from a third party to purchase our Pekin facility by July 17, 2009, or

•                  Written commitment letter or agreement by a bank or other lender to provide not more than $25 million of debt financing guaranteed in whole or in part by the USDA that we are currently seeking.

With respect to this latter matter, BMO Capital Markets Corp. is helping us  review our strategic options,  including the sale of our Pekin plant.

(b)           On March 27, 2009, we agreed to borrow $2 million from the Cloud L. Cray, Jr. Trust pursuant to a subordinated secured promissory note which provides for interest at the rate of 7% per annum and the payment of principal and interest in a lump sum on March 27, 2010.  We received the proceeds of this loan on March 30.  The note is secured by second mortgages on our Atchison and Pekin production facilities.  The note is subject to the provisions of a subordination agreement between the Cloud L. Cray, Jr. Trust and Commerce Bank, N.A., as Agent under the Credit Agreement referred to above. Mr. Cray, who is settlor and trustee of the Trust, is a director of the Company.

Item 2.03.              Creation of a Direct Financial Obligation or an Obligation under and Off —Balance Sheet Arrangement of a Registrant.

Reference is made to paragraph (b) of Item 1.01 above for information on a new direct financial obligation to which we are a party.

Item 9.01               Financial Statements and Exhibits

(d)           Exhibits

4.1           Sixth Amendment to Credit Agreement dated March 26, 2009 (including form of note to Cloud  L. Cray Jr. Trust and related Subordination Agreement as exhibits)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGP INGREDIENTS, INC.

Date: March 31, 2009	By	: /s/ Timothy W. Newkirk
President and Chief Executive Officer